HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2017

MUSCATINE, Iowa (October 23, 2017) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 30, 2017 of $599.5 million and net income of $37.3 million. GAAP net income per diluted share was $0.84 compared to $0.74 in the prior year. Non-GAAP net income per diluted share was $0.82 compared to $0.80 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Summary Comments
"We drove strong growth during the third quarter and delivered earnings as expected. We continue making progress on several significant business transformation initiatives, positioning our businesses for long-term profitable growth," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2017	October 1, 2016	Change
GAAP
Net Sales	$599.5	$584.6	2.5%
Gross Profit %	36.9%	37.9%	-100	bps
SG&A %	28.3%	29.0%	-70	bps
Gain on sale and license of assets %	(1.1%)	—%	-110	bps
Restructuring charges %	0.1%	0.1%	—
Operating Income	$57.7	$51.7	11.7%
Operating Income %	9.6%	8.8%	80	bps
Net Income %	6.2%	5.8%	40	bps
EPS – diluted	$0.84	$0.74	13.5%

Non-GAAP
Organic Sales	$597.6	$540.2	10.6%
Gross Profit %	37.8%	38.3%	-50	bps
SG&A %	28.3%	28.7%	-40	bps
Operating Income	$56.8	$56.0	1.4%
Operating Income %	9.5%	9.6%	-10	bps
EPS – diluted	$0.82	$0.80	2.5%

Third Quarter Summary Comments

•
Consolidated net sales increased $14.8 million or 2.5 percent from the prior year quarter to $599.5 million. On an organic basis, sales increased 10.6 percent. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $42.5 million compared to the prior year quarter.

•
GAAP gross profit margin decreased 100 basis points compared to the prior year quarter. Of this decline, 50 basis points were driven by unfavorable product and business mix and input cost inflation, partially offset by higher volume and the impact of divestitures. The remaining decrease of 50 basis points was due to higher restructuring and transition costs.

•	Selling and administrative expenses decreased as a percentage of sales due to lower incentive based compensation and the impact of divestitures, partially offset by strategic investments.

•
The Corporation recorded $2.3 million of restructuring costs and $3.6 million of transition costs in the third quarter in connection with previously announced facility closures and structural realignments. Of these charges, $5.1 million was included in cost of sales. Specific items incurred include accelerated depreciation and production move costs. The Corporation also recorded a $6.0 million nonrecurring gain from the sale and license of a previously acquired intangible asset and an $0.8 million gain on the sale of a closed facility in the third quarter.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 30, 2017	October 1, 2016	Change
GAAP
Net Sales	$465.3	$454.9	2.3%
Operating Profit	$39.7	$44.7	(11.2%)
Operating Profit %	8.5%	9.8%	-130	bps

Non-GAAP
Organic Sales	$463.4	$410.5	12.9%
Operating Profit	$44.5	$46.1	(3.4%)
Operating Profit %	9.6%	10.1%	-50	bps

•
Office furniture net sales increased $10.4 million or 2.3 percent from the prior year quarter to $465.3 million. On an organic basis, sales increased 12.9 percent driven by increases in the North American contract, supplies-driven, and international businesses. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $42.5 million compared to the prior year quarter.

•
Office furniture GAAP operating profit margin decreased 130 basis points. Of this decline, 50 basis points were driven by unfavorable product and business mix, input cost inflation, and strategic investments, partially offset by higher volume, lower incentive based compensation, and the impact of divestitures. The remaining decrease of 80 basis points was due to higher restructuring and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 30, 2017	October 1, 2016	Change
GAAP
Net Sales	$134.1	$129.7	3.4%
Operating Profit	$28.7	$19.1	50.4%
Operating Profit %	21.4%	14.7%	670	bps

Non-GAAP
Operating Profit	$23.0	$20.5	12.6%
Operating Profit %	17.2%	15.8%	140	bps

•	Hearth products net sales increased $4.4 million or 3.4 percent from the prior year quarter to $134.1 million driven by increases in the new construction and retail businesses.

•
Hearth products GAAP operating profit margin increased 670 basis points. Of this increase, 140 basis points were driven by structural cost reductions and higher volume. The remaining increase of 530 basis points was due to nonrecurring gains and lower restructuring and transition costs.

Outlook
"We are expecting a significant decline in our fourth quarter profit as we work through two major challenges. First, we continue to confront highly dynamic conditions in our supplies-driven office furniture business, resulting in increased investment and lower near-term sales. Second, our operational transformations have been more difficult than anticipated, resulting in higher costs.

"We are confident in our ability to meet these challenges. Our supplies-driven business has market access, brands, and scale unmatched by its competition, even in this new environment. We are establishing direct service capabilities which will provide economic advantages to our dealer partners with improved responsiveness and delivery. We are confident we will stabilize our transformations and return to driving cost improvements and continue to grow the top line,” said Mr. Askren.

The Corporation estimates full year 2017 non-GAAP earnings per share to be in the range of $1.88 to $1.95, which excludes restructuring and transition costs and other nonrecurring gains. This compares to prior guidance of non-GAAP earnings per share of $2.35 to $2.55. Lower fourth quarter volume in the supplies-driven business, higher costs related to operational transformations, and unfavorable business and product mix are primarily driving the reduced outlook.

For the fourth quarter 2017, the Corporation expects sales to be flat to down 3 percent. Fourth quarter organic sales, which exclude the impacts of acquisitions and divestitures, are expected to be flat to up 3 percent. Fourth quarter non-GAAP earnings per share are anticipated to be in the range of $0.38 to $0.45, which excludes restructuring and transition costs.

To focus on taking care of customers and strengthening its operational network, the Corporation proactively elected to move the next Business Systems Transformation implementation phase to February 2018, a historically slower demand period.

“We are confronting our challenges and responding to these dynamic conditions. We remain optimistic about our opportunities to drive profit improvement,” said Mr. Askren.

The Corporation estimates full year non-GAAP earnings per share for 2018, which excludes restructuring and transition costs, to be in the range of $2.15 to $2.65 with consolidated organic net sales up 2 to 5 percent.

Conference Call
HNI Corporation will host a conference call on Tuesday, October 24, 2017 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2017 results. To participate, call 1-877-512-9166 – conference ID number 88144493. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Tuesday, October 31, 2017 at 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 88144493.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component, or commodity pricing; future acquisitions, divestitures, or investments; the cost of energy; changing legal, regulatory, environmental, and healthcare conditions; the Corporation’s ability to successfully complete its business software system implementation; the Corporation’s ability to implement price increases; changes in the sales mix of products; the Corporation's ability to achieve the anticipated benefits from closures and structural alignment initiatives; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net sales	$599,455	$584,629	$1,591,607	$1,622,204
Cost of sales	378,211	363,075	1,011,888	1,006,019
Gross profit	221,244	221,554	579,719	616,185
Selling and administrative expenses	169,547	169,495	495,897	496,920
Gain on sale and license of assets	(6,805)	—	(6,805)	—
Restructuring charges	783	399	3,325	2,057
Operating income	57,719	51,660	87,302	117,208
Interest income	71	80	467	221
Interest expense	1,835	1,091	4,228	4,096
Income before income taxes	55,955	50,649	83,541	113,333
Income taxes	18,624	16,837	27,573	38,652
Net income	37,331	33,812	55,968	74,681
Less: Net income (loss) attributable to the non-controlling interest	60	(1)	12	(4)
Net income attributable to HNI Corporation	$37,271	$33,813	$55,956	$74,685

Average number of common shares outstanding – basic	43,682,805	44,547,375	43,970,377	44,412,310
Net income attributable to HNI Corporation per common share – basic	$0.85	$0.76	$1.27	$1.68

Average number of common shares outstanding – diluted	44,479,117	45,844,566	45,078,719	45,488,067
Net income attributable to HNI Corporation per common share – diluted	$0.84	$0.74	$1.24	$1.64

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$22,416	$36,312
Short-term investments	1,692	2,252
Receivables	266,087	229,436
Inventories	154,085	118,438
Prepaid expenses and other current assets	43,863	46,603
Total Current Assets	488,143	433,041

Property, Plant, and Equipment:
Land and land improvements	29,581	27,403
Buildings	319,568	283,930
Machinery and equipment	546,128	528,099
Construction in progress	46,488	51,343
	941,765	890,775
Less accumulated depreciation	548,791	534,330
Net Property, Plant, and Equipment	392,974	356,445

Goodwill and Other Intangible Assets	513,976	511,419

Deferred Income Taxes	210	719

Other Assets	30,113	28,610

Total Assets	$1,425,416	$1,330,234

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$430,617	$425,046
Current maturities of long-term debt	17,270	34,017
Current maturities of other long-term obligations	3,018	4,410
Total Current Liabilities	450,905	463,473

Long-Term Debt	295,000	180,000

Other Long-Term Liabilities	65,236	75,044

Deferred Income Taxes	118,394	110,708

Equity:
HNI Corporation shareholders' equity	495,463	500,603
Non-controlling interest	418	406

Total Equity	495,881	501,009

Total Liabilities and Equity	$1,425,416	$1,330,234

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2017	October 1, 2016
Net cash flows from (to) operating activities	$62,345	$113,707
Net cash flows from (to) investing activities	(99,829)	(114,722)
Net cash flows from (to) financing activities	23,588	(198)
Net increase (decrease) in cash and cash equivalents	(13,896)	(1,213)
Cash and cash equivalents at beginning of period	36,312	28,548
Cash and cash equivalents at end of period	$22,416	$27,335

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net Sales:
Office furniture	$465,312	$454,946	$1,231,737	$1,270,398
Hearth products	134,143	129,683	359,870	351,806
Total	$599,455	$584,629	$1,591,607	$1,622,204

Income Before Income Taxes:
Office furniture	$39,729	$44,729	$65,856	$109,396
Hearth products	28,737	19,108	52,651	41,623
General corporate	(12,511)	(13,188)	(34,966)	(37,686)
Total	$55,955	$50,649	$83,541	$113,333

Depreciation and Amortization Expense:
Office furniture	$12,132	$10,889	$37,515	$32,709
Hearth products	1,973	3,034	8,167	9,012
General corporate	3,955	3,354	8,842	7,187
Total	$18,060	$17,277	$54,524	$48,908

Capital Expenditures (including capitalized software):
Office furniture	$27,102	$13,875	$64,467	$43,923
Hearth products	5,606	1,957	12,818	8,969
General corporate	7,095	10,811	26,606	29,607
Total	$39,803	$26,643	$103,891	$82,499

			As of September 30, 2017	As of December 31, 2016
Identifiable Assets:
Office furniture			$838,094	$749,145
Hearth products			361,241	340,494
General corporate			226,081	240,595
Total			$1,425,416	$1,330,234

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and should not be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period as that is reflective of the tax rate applicable to the non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impacts of acquisitions and divestitures. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include restructuring and transition costs, a nonrecurring gain on the sale and license of a previously acquired intangible asset, the gain on the sale of a closed manufacturing facility, and the accelerated depreciation in conjunction with the donation of a building. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China and between office furniture facilities in Muscatine, Iowa. Specific restructuring items incurred include severance and accelerated depreciation. Specific transition items incurred include production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the fiscal year. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2017			October 1, 2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$465.3	$134.1	$599.5	$454.9	$129.7	$584.6
% change from PY	2.3%	3.4%	2.5%

Less: Impact of Acquisitions and Divestitures	1.9	—	1.9	44.4	—	44.4

Organic Sales (non-GAAP)	$463.4	$134.1	$597.6	$410.5	$129.7	$540.2
% change from PY	12.9%	3.4%	10.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 30, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$221.2	$57.7	$18.6	$37.3	$0.84
% of net sales	36.9%	9.6%		6.2%
Tax %			33.3%

Restructuring charges	1.6	2.3	0.8	1.5	0.03
Transition costs	3.6	3.6	1.2	2.4	0.05
Nonrecurring gain	—	(6.0)	(2.0)	(4.0)	(0.09)
Gain on sale of assets	—	(0.8)	(0.3)	(0.5)	(0.01)

Results (non-GAAP)	$226.4	$56.8	$18.3	$36.7	$0.82
% of net sales	37.8%	9.5%		6.1%
Tax %			33.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended October 1, 2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$221.6	$51.7	$16.8	$33.8	$0.74
% of net sales	37.9%	8.8%		5.8%
Tax %			33.2%

Restructuring charges	0.7	1.1	0.4	0.8	0.02
Charitable donation of building	—	1.6	0.5	1.1	0.02
Transition costs	1.6	1.6	0.5	1.1	0.02

Results (non-GAAP)	$223.9	$56.0	$18.3	$36.7	$0.80
% of net sales	38.3%	9.6%		6.3%
Tax %			33.2%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2017	October 1, 2016	Percent Change
Operating profit as reported (GAAP)	$39.7	$44.7	(11.2%)
% of net sales	8.5%	9.8%

Restructuring charges	2.0	0.1
Transition costs	2.8	1.2

Operating profit (non-GAAP)	$44.5	$46.1	(3.4%)
% of net sales	9.6%	10.1%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2017	October 1, 2016	Percent Change
Operating profit as reported (GAAP)	$28.7	$19.1	50.4%
% of net sales	21.4%	14.7%

Restructuring charges	0.3	1.0
Transition costs	0.8	0.4
Nonrecurring gain	(6.0)	—
Gain on sale of assets	(0.8)	—

Operating profit (non-GAAP)	$23.0	$20.5	12.6%
% of net sales	17.2%	15.8%